Europa Capital Investments, LLC

100 Europa Drive

Suite 455

Chapel Hill, NC 27517

November 8, 2011

Tabacalera Ysidron, Inc.

307 October Glory Lane

Apex, NC 27539

Dear Steven Ysidron,

This letter will serve as our agreement to provide administrative and other miscellaneous services to Tabacalera Ysidron, Inc. Europa Capital services will also from time to time include help with various transactions that the company may be considering.

Europa Capital Investments, LLC will bill Tabacalera Ysidron, Inc. $5,000 a month to cover the monthly retainer and some incidental expenses that might occur. Europa Capital will also submit bills associated with transactions directly to the company to be paid.

This agreement will remain in effect until one or the other party informs the other that the agreement is ending.

Sincerely,

Peter Coker

Managing Director

Accepted:	/s/ Steven Ysidron

Steven Ysidron, President